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                                                                       Exhibit 5



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                     [Letterhead of Cahill Gordon & Reindel]




                                                                  August 8, 2001




Prudential Investment Management Services LLC
100 Mulberry Street
Gateway Center 3
Newark, New Jersey  07102

                                      Re:      National Equity Trust,
                                               Short-Term Low Five Covered Write
                                               Option Trust Series 1


Gentlemen:

                  We have acted as special counsel for you as Depositor of the National Equity Trust, Short-Term Low Five Covered Write Option Trust Series 1 (the "Trust"), in connection with the issuance under the Trust Indenture and Agreement, dated August 8, 2001, and related Reference Trust Agreement, dated August 8, 2001 (such Trust Indenture and Agreement and Reference Trust Agreement collectively referred to as the "Indenture"), between you, as Depositor and The Bank of New York, as Trustee, of units of fractional undivided interest in said Trust (the "Units") comprising the Units of National Equity Trust, Short-Term Low Five Covered Write Option Trust Series 1. In rendering our opinion expressed below, we have relied in part upon the opinions and representations of your officers and upon opinions of counsel to Prudential Investment Management Services LLC.
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                                      -2-


                  Based upon the foregoing, we advise you that, in our opinion, when the Indenture has been duly executed and delivered on behalf of the Depositor and the Trustee and when the Receipt for Units evidencing the Units has been duly executed and delivered by the Trustee to the Depositor in accordance with the Indenture, the Units will be legally issued, fully paid and nonassessable by the Trust, and will constitute valid and binding obligations of the Trust and the Depositor in accordance with their terms, except that enforceability of certain provisions thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors generally and by general equitable principles.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-52930) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and the related Prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Commission thereunder.


                                                         Very truly yours,


                                                         Cahill Gordon & Reindel